Exhibit 3.1

FILED May 18, 2011 Oregon Secretary of State

Registry No.:  155125-10

ARTICLES OF AMENDMENT
OF
RESTATED ARTICLES OF INCORPORATION
OF WEST COAST BANCORP

Pursuant to the provisions of the Oregon Business Corporations Act, the undersigned officer of West Coast Bancorp, an Oregon corporation, hereby submits these Articles of Amendment for filing:

1.  Entity Name: The name of the corporation is West Coast Bancorp (the "Company").

2.  Amendment:  See Exhibit A attached hereto (the "Amendment").

3.  No Fractional Shares:  No certificates representing fractional shares that result from the Reverse Stock Split (as defined in the Amendment) will be issued.  In lieu thereof, each shareholder who would otherwise be entitled to a fraction of a share will receive a cash payment for such fractional share calculated by multiplying the average closing price of a share of common stock on the NASDAQ Global Select Market for the five trading days immediately preceding the effective date of the Reverse Stock Split, May 19, 2011, as adjusted for the Reverse Stock Split.

4.  Date of Adoption:  The Amendment was adopted on April 26, 2011.

5.  Shareholder Approval and Vote:  Shareholder action was required to adopt the Amendment.  The vote was as follows:

Class or Series of Shares	Number of Shares Outstanding	Number of Votes Entitled to be Cast	Number of Votes Cast FOR	Number of Votes Cast AGAINST
Common	96,525,515	96,525,515	72,925,246	1,455,022

6.  Effective Time:  The Amendment shall be effective as of 11:59 p.m. Pacific Daylight Time on May 19, 2011 (the "Effective Time").

WEST COAST BANCORP

/s/ David C. Bouc
David C. Bouc, Executive Vice President, General Counsel, and Secretary

Contact Name:  Brenna Dickey (503) 224-5858

Exhibit A

AMENDMENT TO

RESTATED ARTICLES OF INCORPORATION
OF
WEST COAST BANCORP

The introductory clause and Section A of Article II of the Restated Articles of Incorporation of West Coast Bancorp are amended and restated to read as follows:

ARTICLE II

CAPITALIZATION

As of the Effective Time, each five outstanding shares of the corporation's common stock will be exchanged and combined, automatically, and without further action, into one share of common stock (the "Reverse Stock Split").  Following the Reverse Stock Split, the corporation is authorized to issue 60,000,000 shares of stock divided into two classes as follows:

A.           Common Stock: 50,000,000 shares of common stock which shall have unlimited voting rights, subject only to such voting rights as may be specified in respect of preferred stock, and shall have the right to receive the net assets of the corporation upon dissolution, subject only to prior payment of such amount of the net assets of the corporation as may be specified in respect of shares of preferred stock.